Exhibit 99.1

PRESS RELEASE

NII Holdings, Inc.
10700 Parkridge Blvd., Suite 600
Reston, Va. 20191
(703) 390-5100
http://www.nii.com

Contacts:
Investor Relations: Tim Perrott
(703) 390-5113
tim.perrott@nii.com

Media Relations: Claudia E. Restrepo
(786) 251-7020
claudia.restrepo@nii.com

NII Holdings Announces Proposed Offering of Convertible Notes

RESTON, Va. —January 26, 2004—NII Holdings, Inc. (Nasdaq: NIHD) today announced its intention to sell, subject to market and other conditions, approximately $200 million principal amount of convertible notes due 2034, to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. In addition, NII is expected to grant the initial purchaser an option to purchase up to an additional $40 million principal amount of the notes. The terms of the notes to be offered will be determined by negotiations between NII and the initial purchaser of the notes. NII intends to use the proceeds of the offering primarily for general corporate purposes, including the repayment of some of NII’s outstanding indebtedness.

The notes being offered and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

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